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                              Exhibit 4.4
                          CONSULTING AGREEMENT

This Agreement is effective as of August 1, 1996, by and between EVEREST SECURITY SYSTEMS CORPORATION, a Nevada Corporation (the "Company"), and G.M. Capital Partners, Ltd., (the "Consultant").

The Company desires to retain the Consultant to provide advice on possible joint venture opportunities and financing alternatives as it relates to the ongoing business interests of the Company and the Consultant agrees to such engagement upon the terms set forth below.

1. DUTIES AND INVOLVEMENT

a. The Company hereby engages Consultant, as an independent contractor and not as an employee, to provide advice to and consult with the Company's management concerning expansion of the Company's business.

b. Consultant acknowledges that he is not an officer, director, or agent of the Company, that he is not and will not be responsible for any management decisions on behalf of the Company and that he may not commit the Company to any action. Any and all arrangements or agreements that Consultant may negotiate for the Company will be subject to acceptance by the Company, to be evidenced by execution by an authorized officer, or the Company. Consultant represents that he does not have, through stock ownership or otherwise, the power to control the Company nor to exercise any dominating influence over its management.

c. The Consultant shall devote such of his time and effort to the duties hereunder and shall use his best efforts to fulfil obligations hereunder; however, the Company acknowledges that the Consultant is engage in other business activities and that such activities will continue during the term of this Agreement.

2. TERM

This Agreement shall continue for a term of three months from the effective date hereof. Consultant's employment hereunder may be terminated during the term of this Agreement under the following circumstances:

a. Disability: If, as a result of Consultant's incapacity due to physical or mental illness, Consultant shall have been unable to perform his duties hereunder on a full time basis for one full month, and within 10 days after written notice of termination is given shall not have returned to the performance of his duties hereunder, the Company may terminate Consultant's employment hereunder.

b. Termination with Notice: After an initial non-cancellation period of 30 days from the date of "Effective Registration", referred to in Clause 4, the Company or the Consultant may terminate this Agreement at any time upon 30 days notice, provided that the Consultant agrees

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to return to the Company a pro rata portion of the compensation issued to him under paragraph 3.

3. COMPENSATION

a. As full compensation for all services hereunder, the Company shall grant to the Consultant up to 75,000 common shares of the Company (the "Shares"), based on performance on specific projects as assigned by the Company and agreed to by the Consultant. The Shares shall be issued to the Consultant from time to time and by mutual agreement that specific goals and objectives have been satisfactorily met by the Consultant.

b. The execution of this Stock Option Agreement in the form hereof has been duly authorized by a resolution of the Board of Directors of the Company, adopted on July 24, 1996 and incorporated herein.

c. The Company agrees to cause certificates for any shares issued hereunder to be delivered to the Consultant. Certificates are to be registered under a Form S8 registration statement, as express in paragraph 4 hereunder.

4. REGISTRATION

a. Upon signing this agreement, shares underlying the options shall be immediately registered on Form S-8. Such registration to be duly filed ("Effective Registration") within 10 days of the date of this Agreement.

5. TAXES AND OTHER LIABILITIES

Consultant acknowledges and agree that he is an independent contractor and not an employee of the Company. As such, Consultant acknowledges that he is responsible for all self-employment and other taxes payable to any federal, state or local authority and any other obligations or liabilities arising from his engagement and compensation hereunder, including any liabilities which might arise under Section 16 of the Securities Exchange Act of 1934 ("1934 Act") due to Consultant receipt of the Shares pursuant to this Agreement The Consultant is also responsible for making or amending any filings required under Section 13 or 16 of the 1934 Act.

The undersigned hereby acknowledges receipt of an executed original of this Consulting Agreement and accepts the terms and conditions hereof.

By: (Signature of Robert Knight         Date: (handwritten date of July 26, 1996
              appears here)                            appears here)


(handwritten word President             By: (Signature of ??? appears here)
         appears here)                      (handwritten words As Agent
                                            appears here)

Title                                   Consultant


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